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UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Exchange Act of 1934 (Amendment No. )

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LSB INDUSTRIES, INC.
16 South Pennsylvania Avenue
Post Office Box 754
Oklahoma City, OK 73101
FAX: (405) 235-5067

Notice of Annual Meeting of Stockholders
To Be Held June 23, 2005

To the Stockholders of
LSB Industries, Inc.

The Annual Meeting of the Stockholders of LSB Industries, Inc. (the "Company") will take place at the Company's offices located at 16 S. Pennsylvania Avenue, Oklahoma City, Oklahoma, on Thursday, June 23, 2005, at 11:30 a.m. (CDT), for the purpose of considering and acting upon the following matters:

    The election of 5 nominees to the Board of Directors;
    The ratification of the appointment of the independent registered public accounting firm; and
    Any other business which properly may come before the meeting or any adjournment of the meeting.

The Board of Directors has fixed the close of business on May 12, 2005, as the record date for the determination of holders of the common stock and voting preferred stock of the Company entitled to receive notice of, and to vote at, the Annual Meeting.

To ensure the presence of a quorum at the Annual Meeting, please sign and promptly return the enclosed Proxy Card in the accompanying self-addressed envelope, which requires no postage if mailed in the United States.

The Company is distributing its 2004 Annual Report to Stockholders with the enclosed proxy soliciting material.

By order of the Board of Directors

David M. Shear
Secretary
Oklahoma City, Oklahoma

May 27, 2005

LSB INDUSTRIES, INC.
16 South Pennsylvania Avenue
Post Office Box 754
Oklahoma City, OK 73101

PROXY STATEMENT FOR
ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 23, 2005
SOLICITATION OF PROXIES

Solicitation This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of LSB Industries, Inc. (the "Company") of proxies to be voted at the Annual Meeting of Stockholders (the "Annual Meeting") to take place on Thursday, June 23, 2005, at 11:30 a.m. at the Company's offices located at 16 South Pennsylvania Avenue, Oklahoma City, Oklahoma and at any adjournment thereof. This Proxy Statement and the Proxy Card are being first sent to the stockholders of the Company on or about May 27, 2005.

The Company may use the services of its directors, officers, and employees to solicit proxies personally, by mail, the internet, or telephone, without additional compensation therefor. The Company will bear all of the costs of preparing, printing, assembling, and mailing this Proxy Statement and the Proxy Card and all of the costs of the solicitation of the proxies. The Company will also reimburse any bank, broker-dealer, or other custodian, nominee, or fiduciary for its reasonable expenses incurred in completing the mailing of proxy materials to the beneficial owners of the Company's Common Stock and voting Preferred Stock.

Revocation of Proxy Any stockholder giving his or her proxy may revoke it at any time before its exercise by (a) notifying the Secretary of the Company, by facsimile or in writing, (b) returning a later-dated proxy card, or (c) attending the Annual Meeting and voting in person.

Stockholder Proposals In order to be considered for inclusion in the proxy materials for the Company's 2006 Annual Meeting of Stockholders, any proposal of a stockholder intended to be presented at such meeting must be delivered in writing to the Secretary of the Company no later than January 27, 2006.

STOCKHOLDERS ENTITLED TO VOTE

Record Date and Voting Securities Only the record holders of shares of the Common Stock and voting Preferred Stock of the Company, as of the close of business on May 12, 2005 (the "Record Date"), will have the right to receive notice of, and to vote at, the Annual Meeting. As of the close of business on the Record Date, the Company had the following shares of Common Stock and voting Preferred Stock issued and outstanding: (a) 13,721,738 shares of Common Stock (excluding 3,321,607 shares held in treasury); (b) 1,009 shares of Convertible Noncumulative Preferred Stock; (c) 20,000 shares of Series B 12% Cumulative Convertible Preferred Stock; and (d) 1,000,000 shares of Series D 6% Cumulative Convertible Preferred Stock ("Series D Preferred"). Each stockholder of record, as of the Record Date, will have one vote for each share of Common Stock and voting Preferred Stock of the Company (except each share of Series D Preferred will have .875 of one vote) that the stockholder owned as of the Record Date.

All shares of Common Stock and voting Preferred Stock will vote together as a single class on all matters coming before the Annual Meeting, and a majority of all of the outstanding shares of Common Stock and voting Preferred Stock of the Company, represented as a single class, entitled to notice of, and to vote at, the Annual Meeting, represented in person or by proxy, will constitute a quorum for the meeting.

Votes will be tabulated by an inspector of election appointed by the Company's Board of Directors. Pursuant to the General Corporation Law of the State of Delaware, only votes cast "For" a matter constitute affirmative votes, except proxies in which the stockholder fails to make a specification as to whether he votes "For", "Against", "Abstains" or "Withholds" as to a particular matter shall be considered as a vote "For" that matter. Votes in which the stockholder specifies that he is "Withholding" or "Abstaining" from voting are counted for quorum purposes, but will not be counted as votes cast on such matter. Broker non-votes are counted for quorum purposes, but are not considered as votes "For" a particular matter.

There were no stock holder proposals submitted for the Annual Meeting. The Board of Directors does not intend to bring any matter before the Annual Meeting other than matters specifically referred to in the notice of the Annual Meeting, not does the Board of Directors know of any other matter that anyone else proposes to present for action at the Annual Meeting. However, if any other matter is properly brought before the Annual Meeting, the persons named in the accompanying proxy or their duly constituted substitutes acting at the Annual Meeting will be deemed authorized to vote or otherwise act thereon in accordance with their judgment on such matter.

PROPOSAL 1

ELECTION OF DIRECTORS

General. The Board of Directors has nominated Raymond B. Ackerman, Bernard G. Ille, Donald W. Munson and Tony M. Shelby to serve a three-year term expiring in 2008. The Board of Directors has nominated John A. Shelley to serve in the class of directors whose term expires in 2006. Each of the nominees except Mr. Shelley is presently serving as a director of the Company.

If any of the nominees become unable or unwilling to serve for good cause (an event which the Board of Directors does not anticipate), the person or persons named in the Proxy Card as the proxies will vote for the election of the person or persons recommended by a majority of the independent directors then serving on the Board of Directors. The proxies cannot be voted for a greater number of persons than the number of nominees.

The Certificate of Incorporation and By-laws of the Company provide for the division of the Board of Directors into three classes, each class consisting as nearly as possible of one-third of the whole. The term of office of one class of directors expires each year, with each class of directors elected for a term of three years and until their successors are duly elected and qualified. Messrs. Ackerman, Ille, Munson and Shelby are in the class whose term is expiring as of the Annual Meeting.

The Company's By-laws provide that the Board of Directors, by resolution from time to time, may fix the number of directors that shall constitute the whole Board of Directors. The By-laws presently provide that the number of directors may consist of not less than three nor more than thirteen. In 2005, the Board of Directors amended the By-Laws to increase the maximum number of directors from twelve to thirteen members. The Board of Directors currently consists of twelve members.

The terms of the Company's $3.25 Convertible Exchangeable Class C Preferred Stock, Series 2 ("Series 2 Preferred") provide that whenever dividends on the Series 2 Preferred are in arrears and unpaid in an amount equal to at least six quarterly dividends: (a) the number of members of the Board of Directors of the Company shall be increased by two effective as of the time of election of such directors; (b) the Company shall, upon the written request of the record holders of at least 10% of the shares of Series 2 Preferred, call a special meeting of the Series 2 Preferred holders for the purpose of electing such two additional directors; (c) the Series 2 Preferred holders have the exclusive right to vote for and elect such two additional directors; and (d) the term of office of such directors will terminate immediately upon the termination of the right of the Series 2 Preferred holders to vote for such two additional directors, subject to the requirements of Delaware law. In 2002, the holders of the Series 2 Preferred elected Grant J. Donovan and Dr. N. Allen Ford to serve as directors pursuant to the terms of the Series 2 Preferred.  The Series 2 Preferred holders have the right to remove without cause at any time and replace either of the two directors that the Series 2 Preferred holders have elected.

Approval of each nominee for election to the Board of Directors will require the affirmative vote of a plurality of the votes cast by the holders of the voting securities of the Company, voting together as one class.

The following sets forth certain information regarding the nominees and all other directors whose term will continue after the Annual Meeting.

Nominees:

Raymond B. Ackerman, age 82. Mr. Ackerman first became a director in 1993. His term will expire as of the Annual Meeting. From 1972 until his retirement in 1992, Mr. Ackerman served as Chairman of the Board and President of Ackerman McQueen, Inc., the largest advertising and public relations firm headquartered in Oklahoma. He currently serves as Chairman Emeritus of the firm. He retired as a Rear Admiral in the United States Naval Reserve. He is a graduate of Oklahoma City University, and in 1996, was awarded an honorary doctorate from the school. He was elected to the Oklahoma Commerce and Industry Hall of Fame in 1993.

Bernard G. Ille, age 78. Mr. Ille first became a director in 1971. His term will expire as of the Annual Meeting. Mr. Ille served as President and CEO of United Founders Life from 1966 to 1988. He served as President and Chief Executive Officer of First Life Assurance Company from May 1988, until it was acquired by another company in March 1994. During his tenure as President of these two companies he served as Chairman of the Oklahoma Guaranty Association for ten years and was President of the Oklahoma Association of Life Insurance Companies for two terms. He is a director of Landmark Land Company, Inc., which was the parent company of First Life. He is also a director for Quail Creek Bank, N.A. Mr. Ille is currently President of BML Consultants and a private investor. He is a graduate of the University of Oklahoma.

Donald W. Munson, age 72. Mr. Munson first became a director in 1997. His term will expire as of the Annual Meeting. From January 1988, until his retirement in August 1992, Mr. Munson served as President and Chief Operating Officer of Lennox Industries. Prior to 1998, he served as Executive Vice President of Lennox Industries' Division Operations, President of Lennox Canada and Managing Director of Lennox Industries' European Operations. Prior to joining Lennox Industries, Mr. Munson served in various capacities with the Howden Group, a company located in Scotland, and The Trane Company, including serving as the managing director of various companies within the Howden Group and Vice President Europe for The Trane Company. He is currently a consultant. Mr. Munson is a resident of England. He has degrees in mechanical engineering and business administration from the University of Minnesota.

Tony M. Shelby, age 63. Mr. Shelby first became a director in 1971. His term will expire as of the Annual Meeting. Mr. Shelby, a certified public accountant, is Executive Vice President of Finance and Chief Financial Officer of the Company, a position he has held for more than five years. Prior to becoming Senior Vice President of Finance and Chief Financial Officer of the Company, he served as Chief Financial Officer of a subsidiary of the Company and was with the accounting firm of Arthur Young & Co., a predecessor to Ernst & Young LLP. Mr. Shelby is a graduate of Oklahoma City University.

John A. Shelley, age 54. Mr. Shelley is nominated to serve a one-year term in the class expiring in 2006. Mr. Shelley is the President and Chief Executive Officer of The Bank of Union ("Bank of Union") located in Oklahoma. He has held this position since 1997. Prior to 1997, Mr. Shelley held various senior level positions in financial institutions in Oklahoma including the position of President of Equity Bank for Savings, N.A., a savings and loan that was previously owned by the Company. Mr. Shelley is a graduate of the University of Oklahoma.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION
OF THE FIVE NOMINEES AS DIRECTORS OF THE COMPANY

Continuing Directors:

Barry H. Golsen, J.D., age 54. Mr. Golsen first became a director in 1981. His term will expire in 2006. Mr. Golsen was elected President of the Company in 2004. Mr. Golsen has served as Vice Chairman of the Board of the Company since August 1994, and has been the President of the Company's Climate Control Business for more than five years. Mr. Golsen has both his undergraduate and law degrees from the University of Oklahoma.

David R. Goss, age 64. Mr. Goss first became a director in 1971. His term will expire in 2006. Mr. Goss, a certified public accountant, is Executive Vice President of Operations of the Company and has served in substantially the same capacity for more than five years. Mr. Goss is a graduate of Rutgers University.

Robert C. Brown, M.D., age 74. Dr. Brown first became a director in 1969. His term will expire in 2006. Dr. Brown has practiced medicine for many years and is Vice President and Treasurer of Plaza Medical Group, P.C. and President and CEO of ClaimLogic L.L.C. Dr. Brown is a graduate of Tufts University and received his medical degree from Tufts University after which he spent two years in the United States Navy as a doctor and over three years at the Mayo Clinic.

Jack E. Golsen, age 76. Mr. Golsen first became a director in 1969. His term will expire in 2007. Mr. Golsen, founder of the Company, is Chairman of the Board of Directors and Chief Executive Officer of the Company and has served in that capacity since the inception of the Company in 1969. During 1996, he was inducted into the Oklahoma Commerce and Industry Hall of Honor as one of Oklahoma's leading industrialists. Mr. Golsen has a degree from the University of New Mexico in biochemistry.

Horace G. Rhodes, age 77. Mr. Rhodes first became a director in 1996. His term will expire in 2007. Mr. Rhodes is the Chairman of the law firm of Kerr, Irvine, Rhodes & Ables and has served in such capacity and has practiced law for more than five years. From 1972 until 2001, he served as Executive Vice President and General Counsel for the Association of Oklahoma Life Insurance Companies, and since 1982 served as Executive Vice President and General Counsel for the Oklahoma Life and Health Insurance Guaranty Association. Mr. Rhodes received his undergraduate and law degrees from the University of Oklahoma.

Charles A. Burtch, age 69. Mr. Burtch first became a director in 1999. His term will expire in 2007. Mr. Burtch was formerly Executive Vice-President and West Division Manager of BankAmerica, where he managed BankAmerica's asset-based lending division for the western third of the United States. He retired in 1998 and has since been engaged as a private investor. Mr. Burtch is a graduate of Arizona State University.

Continuing Directors elected by the holders of Series 2 Preferred:

Grant J. Donovan, age 48. Mr. Donovan first became a director in 2002. Mr. Donovan is President and founder of Galehead, Inc., a company specializing on the collections of accounts receivable in the international maritime trade business. Prior to forming Galehead, Inc., Mr. Donovan was a partner in a real estate development firm specializing in revitalizing functionally obsolete industrial buildings. Mr. Donovan received his MBA from Stanford University and his undergraduate degree in Civil Engineering from the University of Vermont. He currently is on the board of directors of EngenderHealth, a 50 year-old international aid organization focused on improving women's healthcare.

Dr. N. Allen Ford, age 62. Dr. Ford first became a director in 2002. Dr. Ford joined the University of Kansas in 1976 where his teaching and research duties focus mainly on taxation. At the University of Kansas, Professor Ford has won several teaching awards and is the Larry D. Horner/KPMG Peat Marwick Distinguished Professor of Accounting. Dr. Ford teaches the following courses in taxation: individual, corporate, partnership, S corporation, gift and estate tax. He is active in professional organizations such as the American Taxation Association and the American Accounting Association. He received his Ph.D. in Accounting from the University of Arkansas.

Board Independence. The Board of Directors has determined that each of Messrs. Ackerman, Ille, Munson, Rhodes, Burtch, Donovan and Ford is an "independent director" in accordance with the current listing standards of the American Stock Exchange (the "AMEX"). In connection with the Board's determination as to whether John A. Shelley is independent, the Board reviewed, in addition to any transactions between the Company and Mr. Shelley discussed under "Certain Relationships and Related Transactions", that the Bank of Union, of which Mr. Shelley is President and Chief Executive Officer, has substantial outstanding loans to Jack E. Golsen, members of his immediate family, and/or entities in which Mr. Golsen and his immediate family own or control (the "Golsen Group") and has been pledged by the Golsen Group approximately 1.4 million shares of LSB common stock, among other things, to secure these loans.

 Certain Committees and Meetings of the Board of Directors. The Board of Directors of the Company held six meetings in 2004. During 2004, no director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he served, except for Mr. Goss and Dr. Ford who attended 66% and 50%, respectively, of such meetings.

The Company has an Executive Salary Review Committee and an Audit Committee. The Company does not have a nominating committee. The Company's Executive Salary Review Committee sets the compensation of all officers of the Company. The members of the Executive Salary Review Committee are the following non-employee directors: Mr. Ille and Mr. Rhodes. During 2004, the Executive Salary Review Committee had one meeting.

The Company's Audit Committee assists the Board of Directors in monitoring the integrity of the financial statement of the Company, the independent registered public accounting firm's qualifications and independence, the performance of the Company's internal audit function and independent registered public accounting firm, and the Company's compliance with legal and regulatory requirements. In carrying out these purposes, the Audit Committee, among other things:

  appoints, evaluates, and approves the compensation of, the Company's independent registered public accounting firm;
  pre-approves all auditing services and permitted non-audit services;
  annually considers the qualifications and independence of the independent registered public accounting firm;
  reviews recommendations of independent registered public accounting firm concerning the Company's accounting principles, internal controls and accounting procedures and practices;
  reviews and approves the scope of the annual audit;
  reviews and discusses with the independent registered public accounting firm the audited financial statements; and
  perform such other duties as set forth in the Audit Committee Charter

The members of the Audit Committee are Messrs. Ille, Burtch, Rhodes, and Ackerman. The Board has determined that each member of the Audit Committee is independent, as defined in the current listing standards of the AMEX and Section 10A-3 of the Securities Act of 1933, as amended. During 2004, the Audit Committee had five meetings. The Audit Committee operates under a written charter.

Nominations of Directors. The Board of Directors does not have a standing nominating committee. The Board believes that the Company is best served by having all of its independent directors serve in the capacity of a nominating committee. Accordingly, each director nominee must be selected or recommended for the Board's nomination by a majority of the independent directors of the Board. Upon recommendation by a majority of the independent directors, all of the Company's directors participate in the consideration of director nominees. In considering candidates for directorship, the independent directors consider the entirety of each candidate's credentials, but do not have any specific minimum qualifications that must be met by a candidate in order to be recommended as a nominee.

In March 2002, the holders of the Company's Series 2 Preferred elected Dr. Allen Ford and Mr. Grant Donovan to serve as members of the Company's Board of Directors pursuant to the terms of the Series 2 Preferred. John A. Shelley, who is not presently serving as a director of the Company, was recommended to the independent directors as a candidate for nomination to the Board of Directors by Bernard Ille, Chairman of the Company's Audit Committee.

The By-laws of the Company provide that only persons nominated by or at the direction of: (a) the Board of Directors of the Company, or (b) any stockholder of the Company entitled to vote for the election of the directors that complies with certain notice procedures, shall be eligible for election as a director of the Company. In accordance with our By-laws, the Board of Directors will consider director nominations submitted by a stockholder if the stockholder gives written notice of the proposed nomination to the Secretary of the Company at the Company's principal executive office not less than 50 days prior to the date of the meeting of stockholders to elect directors; except, if less than 60 days' notice or prior disclosure of the date of such meeting is given to the stockholders, then written notice by the stockholder must be received by the Secretary of the Company not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. In addition, if the stockholder proposes to nominate any person, the stockholder's written notice to the Company must provide all information relating to such person is required to be disclosed in solicitation of proxies pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended.

Communication with the Board of Directors and Directors Attendance at Annual Meetings. The Company's Board of Directors believes that it is important for the Company to have a process whereby its stockholders may send communications to the Board. Accordingly, stockholders who wish to communicate with the Board of Directors or a particular director may do so by sending a letter to David Shear, Senior Vice President, General Counsel and Secretary at 16 S. Pennsylvania Avenue, Oklahoma City, 73101. The mailing envelope must contain a clear notation indicating that the enclosed letter is a "Stockholder-Board Communication" or "Stockholder-Director Communication." All such letters must identify the author as a stockholder and clearly state whether the intended recipients are all members of the Board of Directors or only certain specified individual directors. Mr. Shear will make copies of all such letters and circulate them to the appropriate director or directors. Although the Company does not currently have a policy with respect to the attendance of its directors at the Annual Meeting, the Company encourages each of its directors to attend whenever possible. A majority of the directors attended the Company's 2004 Annual Meeting of Stockholders.

Code of Ethics. The Chief Executive Officer, the Chief Financial Officer, the principal accounting officer, and the controller of the Company and each of the Company's subsidiaries, or persons performing similar functions, are subject to the Company's Code of Ethics. The Company and all of its subsidiary companies have adopted a Statement of Policy Concerning Business Conduct applicable to their employees. This policy was amended in May 2005. The Company's Amended Statement of Policy Concerning Business Conduct and the Code of Ethics is available on the Company's website at http://www.lsb-okc.com. The Company will post any amendments to these documents, as well as any waivers that are required to be disclosed pursuant to the rules of either the Securities and Exchange Commission or the AMEX, on the Company's website.

Compensation of Directors. In 2004, the Company compensated eight non-employee directors $10,000 each for their services as directors on the Company's Board. Certain non-employee directors also served on the Board of Directors of the Company's subsidiary, ThermaClime, Inc., without additional compensation. The non-employee directors of the Company also received $500 for every meeting of the Board of Directors attended during 2004.

Mr. Ackerman received an additional $20,000 for his services on the Audit and Public Relations and Marketing Committees in 2004.  Mr. Ille received an additional $20,000 for his services on the Audit, Public Relations and Marketing, and Executive Salary Review Committees in 2004.  Mr. Rhodes received an additional $20,000 for his services on the Audit and Executive Salary Review Committees in 2004.  Mr. Burtch received an additional $20,000 for his services on the Audit Committee in 2004.  Dr. Brown received an additional $44,000 for his services on the Executive Salary Review Committee (through July 2004) and the Benefits and Programs Committee and as a medical director for the Company's employee medical plan in 2004.  During 2004, Mr. Munson was paid $40,397 for consulting services in connection with developing the Company's European business.

In 2004, the non-employee directors of the Company were eligible to receive options to purchase the Company's Common Stock under the 1993 Non-Employee Director Stock Option Plan ("1993 Plan") and the Outside Directors Stock Purchase Plan. The Company did not grant options under these plans during 2004. The 1993 Plan expired in 2004 and no additional options may be granted under that plan.

Audit Committee Report. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control; the Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards (including Statement on Auditing Standards No. 61). In addition, the Committee has discussed with the independent registered public accounting firm the auditors' independence from management and the Company, and has received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by the Independence Standards Board (including Independence Standards Board Standard No. 1), and considered the compatibility of nonaudit services with the auditors' independence.

The Committee discussed with the Company's internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal control, and the overall quality of the Company's financial reporting. The Committee held five meetings during 2004.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission. The Committee appointed Ernst & Young LLP as the Company's independent registered public accounting firm for 2005.

Bernard G. Ille (Chairman)
Horace G. Rhodes
Charles A. Burtch
Raymond B. Ackerman

Notwithstanding anything to the contrary set forth in the Company's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate by reference previous or future filings, including this Proxy Statement, in whole or in part, the foregoing report of the Audit Committee and any statements regarding the independence of the Audit Committee members shall not be incorporated by reference into any such filings.

Fees Paid to Independent Registered Public Accounting Firm

Audit Fees

The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of the Company's annual financial statements for the fiscal years ended December 31, 2004 and 2003, for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for those fiscal years, and for review of documents filed with the Securities and Exchange Commission for those fiscal years were approximately $602,500 and $737,250, respectively.

Audit-Related Fees

Ernst & Young LLP billed the Company $99,100 and $63,600 during 2004 and 2003, respectively, for audit-related services, which included benefit plan audit and accounting consultations.

Tax Fees

Ernst & Young LLP billed $106,573 and $94,000 during 2004 and 2003, respectively, for tax services to the Company, which included tax return review and preparation and tax consultations and planning.

All Other Fees

The Company did not engage its accountants to provide any other services for the fiscal years ended December 31, 2004 and 2003.

Engagement of the Independent Registered Public Accounting Firm

The Audit Committee is responsible for approving all engagements with Ernst & Young LLP to perform audit or non-audit services for us prior to us engaging Ernst & Young LLP to provide those services. All of the services under the headings Audit Related, Tax Services, and All Other Fees were approved by the Audit Committee in accordance with paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X of the Exchange Act. The Audit Committee of the Company's Board of Directors has considered whether Ernst & Young LLP's provision of the services described above for the fiscal years ended December 31, 2004 and 2003 is compatible with maintaining its independence.

Audit Committee Financial Expert. While the Board of Directors endorses the effectiveness of the Company's Audit Committee, its membership does not presently include a director that qualifies for designation as an "Audit Committee Financial Expert." However, each of the current members of the Audit Committee is able to read and understand fundamental financial statements and at least one of its members is "financially sophisticated" as defined by applicable AMEX rules. The Board of Directors believes that the background of each member of the Audit Committee is sufficient to fulfill the duties of the Audit Committee. For these reasons, although members of our Audit Committee are not professionally engaged in the practice of accounting or auditing, the Company's Board of Directors has concluded that the ability of the Company's Audit Committee to perform its duties would not be impaired by the absence of an "Audit Committee Financial Expert."

 Audit Committee's Pre-Approval Policies and Procedures. All audit and non-audit services that may be provided by our principal accountant, Ernst & Young LLP to the Company require pre-approval by the Audit Committee. Further, Ernst & Young LLP shall not provide those services to the Company specifically prohibited by the Securities and Exchange Commission, including bookkeeping or other services related to the accounting records or financial statements of the audit client; financial information systems design and implementation; appraisal or valuation services, fairness opinion, or contribution-in-kind reports; actuarial services; internal audit outsourcing services; management functions; human resources; broker-dealer, investment adviser, or investment banking services; legal services and expert services unrelated to the audit; and any other service that the Public Company Accounting Oversight Board determines, by regulation, is impermissible.

Security Ownership of Certain Beneficial Owners. The following table sets forth certain information as of the Record Date, regarding the ownership of the Company's voting Common Stock and voting Preferred Stock by (a) each person (including any "group" as used in Section 13(d)(3) of the Securities Act of 1934, as amended) that the Company knows to be beneficial owner of more than 5% of the Company's voting Common Stock and voting Preferred Stock. A person is deemed to be the beneficial owner of shares of the Company which he or she could acquire within 60 days of the Record Date.
Name and Address of Beneficial Owner	Title of Class	Amounts of Shares Beneficially owned (1)	Percent of Class+

Jack E. Golsen and members of his family (2)	Common Voting Preferred	4,608,388 1,020,000	(3 (4	) )	(5 (6	)( )	6)	30.4 99.9	% %

Kent C. McCarthy & affiliates (7)	Common	2,474,365	(7)					16.4%

Paul J. Denby (8)	Common	1,083,639	(8)					7.8%

James W. Sight (9)	Common	875,521	(9)					6.3%

+Because of the requirements of the Securities and Exchange Commission as to the method of determining the amount of shares an individual or entity may own beneficially, the amount shown for an individual may include shares also considered beneficially owned by others. Any shares of stock which a person does not own, but which he or she has the right to acquire within 60 days of the Record Date, are deemed to be outstanding for the purpose of computing the percentage of outstanding stock of the class owned by such person but are not deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person.

(1) The Company based the information with respect to beneficial ownership on information furnished by the above-named individuals or entities or contained in filings made with the Securities and Exchange Commission or the Company's records.

(2) Includes Jack E. Golsen and the following members of his family: wife, Sylvia H. Golsen; son, Barry H. Golsen (a Director, Vice Chairman of the Board of Directors, President of the Company and its Climate Control Business); son, Steven J. Golsen (Executive officer of several subsidiaries of the Company); and daughter, Linda F. Rappaport. The address of Jack E. Golsen, Sylvia H. Golsen, Barry H. Golsen, and Linda F. Rappaport is 16 South Pennsylvania Avenue, Oklahoma City, Oklahoma 73107; and Steven J. Golsen's address is 7300 SW 44th Street, Oklahoma City, Oklahoma 73179.

(3) Includes (a) the following shares over which Jack E. Golsen ("J. Golsen") has the sole voting and dispositive power: (i) 25,000 shares that he owns of record, (ii) 4,000 shares that he has the right to acquire upon conversion of a promissory note, (iii) 133,333 shares that he has the right to acquire upon the conversion of 4,000 shares of the Company's Series B 12% Cumulative Convertible Preferred Stock (the "Series B Preferred") owned of record by a trust, of which he is the sole trustee, (iv) 119,929 shares owned of record by a trust, of which he is the sole trustee, and (v) 176,500 shares that he has the right to acquire within the next 60 days under the Company's stock option plans; (b) 838,747 shares owned of record by a trust, of which Sylvia H. Golsen is the sole trustee, over which she and her husband, J. Golsen share voting and dispositive power; (c) 301,889 shares over which Barry H. ("B. Golsen") has the sole voting and dispositive power, 533 shares owned of record by B. Golsen's wife, over which he shares the voting and dispositive power, and 69,000 shares that he has the right to acquire within the next 60 days under the Company's stock option plans; (d) 239,165 shares over which Steven J. Golsen ("S. Golsen") has the sole voting and dispositive power and 49,000 shares that he has the right to acquire within the next 60 days under the Company's stock option plans; (e) 176,606 shares held in trust for the grandchildren and great grandchild of J. Golsen and Sylvia H. Golsen of which B. Golsen, S. Golsen and Linda F. Rappaport ("L. Rappaport") jointly share voting and dispositive power; (f) 82,552 shares owned of record by L. Rappaport over which she has sole voting and dispositive power; (g) 1,306,199 shares owned of record by SBL Corporation ("SBL"), 39,177 shares that SBL has the right to acquire upon conversion of 9,050 shares of the Company's non-voting $3.25 Convertible Exchangeable Class C Preferred Stock, Series 2 (the "Series 2 Preferred"), 400,000 shares that SBL has the right to acquire upon conversion of 12,000 shares of Series B Preferred owned of record by SBL, and 250,000 shares that SBL has to right to acquire upon conversion of 1,000,000 shares of the Company's Series D 6% cumulative, convertible Class C preferred stock ("Series D Preferred") owned of record by SBL and (h) 88,100 shares owned of record by Golsen Petroleum Corporation ("GPC"), which is a wholly-owned subsidiary of SBL, 133,333 shares that GPC has the right to acquire upon conversion of 4,000 shares of Series B Preferred owned of record by GPC and 175,325 shares that GPC has the right to acquire upon conversion of 40,500 shares of Series 2 Preferred owned of record by GPC.

Each share of Series D Preferred has, among other things, .875 votes and the right to vote as a single class with the Series B Preferred and the Common Stock; cumulative dividends at the rate of 6% per annum; and is convertible into the Common Stock on the basis of four shares of Series D Preferred into one share of Common Stock. Dividends on the Series D Preferred will be paid only after accrued and unpaid dividends are paid on the Series 2 Preferred. As of the Record Date, the amount of the accrued and unpaid dividends on the Series D Preferred was $180,000.

SBL is wholly-owned by Sylvia H. Golsen (40% owner), B. Golsen (20% owner), S. Golsen (20% owner), and L. Rappaport (20% owner) and, as a result, SBL, J. Golsen, Sylvia H. Golsen, B. Golsen, S. Golsen, and L. Rappaport share the voting and dispositive power of the shares beneficially owned by SBL. SBL's address is 16 South Pennsylvania Avenue, Oklahoma City, Oklahoma 73107.

(4) Includes: (a) 4,000 shares of Series B Preferred owned of record by a trust, of which J. Golsen is the sole trustee, over which he has the sole voting and dispositive power; (b) 12,000 shares of Series B Preferred owned of record by SBL; (c) 4,000 shares Series B Preferred owned of record by SBL's wholly-owned subsidiary, GPC, over which SBL, J. Golsen, Sylvia H. Golsen, B. Golsen, S. Golsen, and L. Rappaport share the voting and dispositive power and (d) 1,000,000 shares of Series D Preferred owned of record by SBL.

(5) Does not include 70,200 shares of Common Stock that L. Rappaport's husband owns of record and 185,000 shares which he has the right to acquire within the next 60 days under the Company's stock option plans, all of which L. Rappaport disclaims beneficial ownership. Does not include 256,120 shares of Common Stock owned of record by certain trusts for the benefit of B. Golsen, S. Golsen, and L. Rappaport over which B. Golsen, S. Golsen and L. Rappaport have no voting or dispositive power. Heidi Brown Shear, an officer of the Company and the niece of J. Golsen, is the Trustee of each of these trusts.

(6) J. Golsen disclaims beneficial ownership of the shares that B. Golsen, S. Golsen, and L. Rappaport each have the sole voting and investment power over as noted in footnote (3) above. B. Golsen, S. Golsen, and L. Rappaport disclaim beneficial ownership of the shares that J. Golsen has the sole voting and investment power over as noted in footnotes (3) and (4) and the shares owned of record by Sylvia H. Golsen. Sylvia H. Golsen disclaims beneficial ownership of the shares that J. Golsen has the sole voting and dispositive power over as noted in footnotes (3) and (4) above.

(7) Kent C. McCarthy, manager of Jayhawk Capital Management, L.L.C. ("Jayhawk"), a Delaware limited liability company and investment advisor, is deemed to beneficially own 2,474,365 shares of the Company's Common Stock (which includes 1,363,365 shares of Common Stock receivable upon conversion of 288,950 shares of Series 2 Preferred and 112,500 shares of Common Stock that may be acquired upon exercise of warrants). This number of shares includes the shares Mr. McCarthy personally owns, as well as the shares he controls as manager and sole member of Jayhawk. As manager and sole member of Jayhawk, Mr. McCarthy has sole voting and dispositive power over the Common Stock beneficially owned by Jayhawk. Jayhawk is deemed to have beneficial ownership of 2,200,334 shares of the Company's Common Stock (which includes 1,260,334 shares of Common Stock receivable upon conversion of 265,150 shares of Series 2 Preferred and 112,500 shares of Common Stock that may be acquired upon exercise of warrants), all of which shares are held in portfolios of (a) Jayhawk Institutional Partners, L.P. ("Jayhawk Institutional"), a Delaware limited partnership, (1,743,192 shares of Common Stock which includes 803,192 shares of Common Stock receivable upon conversion of 159,550 shares of Series 2 Preferred and 112,500 shares of Common Stock that may be acquired upon exercise of warrants) and (b) Jayhawk Investments, L.P. ("Jayhawk Investments"), a Delaware limited partnership, (457,142 shares of Common Stock receivable upon conversion of 105,600 shares of Series 2 Preferred).Jayhawk is the general partner and manager of Jayhawk Institutional and Jayhawk Investments and, as such, has sole voting and dispositive power over these shares. Mr. McCarthy disclaims beneficial ownership of all such shares other than his personal holdings. Mr. McCarthy's address is 8201 Mission Road, Suite 110, Prairie Village, Kansas 66208. See "Certain Relationships and Related Transactions."

(8) Paul J. Denby advised the Company that he has voting and dispositive power over 1,083,639 shares of Common Stock (which includes 193,939 shares of Common Stock receivable upon conversion of 44,800 shares of Series 2 Preferred). This number of shares includes 57,358 shares beneficially owned by Mr. Denby's spouse over which Mr. Denby shares voting and dispositive power. Mr. Denby's address is 4613 Redwood Court, Irving, Texas 75038.

(9) James W. Sight has sole voting and dispositive power over 875,521 shares of Common Stock (which includes 153,368 shares of Common Stock receivable upon conversion of 35,428 shares of Series 2 Preferred). Mr. Sight's address is 8500 College Boulevard, Overland Park, Kansas 66210.

Security Ownership of Management. The following table sets forth certain information obtained from the directors of the Company and the directors and executive officers of the Company as a group as to their beneficial ownership of the Company's voting Common Stock and voting Preferred Stock as of the Record Date.

Name of Beneficial Owner	Title of Class	Amount of Shares Beneficially Owned (1)	Percent of Class +

Raymond B. Ackerman	Common	21,000	(2)	*

Robert C. Brown, M.D.	Common	208,329	(3)	1.5%

Charles A. Burtch	Common	15,000	(4)	*

Grant J. Donovan	Common	42,451	(5)	*

Dr. N. Allen Ford	Common	432	(6)	*

Barry H. Golsen	Common Voting Preferred	2,940,162 1,016,000	(7) (7)	19.9 99.5	% %

Jack E. Golsen	Common Voting Preferred	3,689,643 1,020,000	(8) (8)	24.5 99.9	% %

David R. Goss	Common	307,372	(9)	2.2%

Bernard G. Ille	Common	45,000	(10)	*

Donald W. Munson	Common	16,432	(11)	*

Horace G. Rhodes	Common	20,000	(12)	*

Tony M. Shelby	Common	354,229	(13)	2.5%

David M. Shear	Common	168,500	(14)	1.2%

Directors and Executive Officers as a group number (14 persons)	Common Voting Preferred	5,662,564 1,020,000	(15)	35.5 99.9	% %

* Less than 1%.

+See footnote +to the table under "Security Ownership of Certain Beneficial Owners."

(1) The Company based the information, with respect to beneficial ownership, on information furnished by each director or officer, contained in filings made with the Securities and Exchange Commission, or contained in the Company's records.

(2) This amount includes the following shares over which Mr. Ackerman shares voting and dispositive power: (a) 2,000 shares held by Mr. Ackerman's trust, and (b) 4,000 shares held by the trust of Mr. Ackerman's wife. The remaining 15,000 shares of Common Stock included herein are shares that Mr. Ackerman may acquire pursuant to currently exercisable non-qualified stock options granted to him by the Company.

(3) The amount shown includes 15,000 shares of Common Stock that Dr. Brown may acquire pursuant to currently exercisable non-qualified stock options granted to him by the Company. The shares, with respect to which Dr. Brown shares the voting and dispositive power, consists of 122,516 shares owned by Dr. Brown's wife, 50,727 shares owned by Robert C. Brown, M.D., Inc., a corporation wholly-owned by Dr. Brown, and 20,086 shares held by the Robert C. Brown M.D., Inc. Employee Profit Sharing Plan, of which Dr. Brown serves as the trustee. The amount shown does not include 19,914 shares owned directly, or through trusts, by the children of Dr. Brown and the son-in-law of Dr. Brown, David M. Shear, all of which Dr. Brown disclaims beneficial ownership.

(4) Mr. Burtch has sole voting and dispositive power over these shares, which may be acquired by Mr. Burtch pursuant to currently exercisable non-qualified stock options granted to him by the Company.

(5) The amount includes (a) 41,951 shares of common stock including 30,251 shares that Mr. Donovan has the right to acquire upon conversion of 6,988 shares of Series 2 Preferred, over which Mr. Donovan has the sole voting and dispositive power, and (b) 500 shares owned of record by Mr. Donovan's wife, voting and dispositive power of which are shared by Mr. Donovan and his wife.

(6) Dr. Ford has sole voting and dispositive power over these shares that Dr. Ford has the right to acquire upon conversion of 100 shares of Series 2 Preferred.

(7) See footnotes (3), (4), and (6) of the table under "Security Ownership of Certain Beneficial Owners" for a description of the amount and nature of the shares beneficially owned by B. Golsen.

(8) See footnotes (3), (4), and (6) of the table under "Security Ownership of Certain Beneficial Owners" for a description of the amount and nature of the shares beneficially owned by J. Golsen.

(9) Mr. Goss has the sole voting and dispositive power over these shares, which include 195,500 shares that Mr. Goss has the right to acquire within 60 days pursuant to options granted under the Company's stock option plans.

(10) The amount includes (a) 25,000 shares of common stock, including 15,000 shares that Mr. Ille may purchase pursuant to currently exercisable non-qualified stock options, over which Mr. Ille has the sole voting and dispositive power, and (b) 20,000 shares owned of record by Mr. Ille's wife, voting and dispositive power of which are shared by Mr. Ille and his wife.

(11) Mr. Munson has the sole voting and dispositive power over these shares, which include (a) 432 shares of Common Stock that Mr. Munson has the right to acquire upon conversion of 100 shares of Series 2 Preferred and (b) 15,000 shares that Mr. Munson may purchase pursuant to currently exercisable non-qualified stock options.

(12) Mr. Rhodes has sole voting and dispositive power over these shares, which include 15,000 shares that may be acquired by Mr. Rhodes pursuant to currently exercisable non-qualified stock options granted to him by the Company.

(13) Mr. Shelby has the sole voting and dispositive power over these shares, which include 195,500 shares that Mr. Shelby has the right to acquire within 60 days pursuant to options granted under the Company's stock option plans and 15,151 shares that Mr. Shelby has the right to acquire upon conversion of 3,500 shares of Series 2 Preferred.

(14) Mr. Shear has the sole voting and dispositive power over these shares, which include 160,044 shares that Mr. Shear has the right to acquire within 60 days pursuant to options granted under the Company's stock option plans. This amount does not include, and Mr. Shear disclaims beneficial ownership of, the shares beneficially owned by Mr. Shear's wife, which consist of 12,240 shares over which she has the sole voting and dispositive power, 21,760 shares that she has the right to acquire within 60 days pursuant to options granted under the Company's stock option plans, and 281,708 shares, the beneficial ownership of which is disclaimed by her, that are held by trusts of which she is the trustee.

(15) The amount shown includes 1,061,044 shares of Common Stock that executive officers, directors, or entities controlled by executive officers and directors of the Company have the right to acquire within 60 days.

Section 16(a) Beneficial Ownership Reporting. Based solely on a review of copies of the Forms 3, 4 and 5 and amendments thereto furnished to the Company with respect to 2004, or written representations that no such reports were required to be filed with the Securities and Exchange Commission, the Company believes that during 2004 all directors and officers of the Company and beneficial owners of more than 10% of any class of equity securities of the Company registered pursuant to Section 12 of the Exchange Act filed their required Forms 3, 4, or 5, as required by Section 16(a) of the Exchange Act of 1934, as amended (the "Exchange Act"), on a timely basis, except for Linda F. Rappaport filed two late Form 4s to report twenty transactions by her spouse and Michael G. Adams filed one late Form 4 to report three transactions.

Certain Relationships and Related Transactions

Northwest. Northwest Internal Medicine Associates ("Northwest"), a division of Plaza Medical Group, P.C., has an agreement with the Company to perform medical examinations of the management and supervisory personnel of the Company and its subsidiaries. Under such agreement, Northwest is paid $2,000 a month to perform all such examinations. Dr. Robert C. Brown (a director of the Company) is Vice President and Treasurer of Plaza Medical Group, P.C.

LSB Chemical. In 1983, LSB Chemical Corp. ("LSB Chemical"), a subsidiary of the Company, acquired all of the outstanding stock of El Dorado Chemical Company ("EDC") from its then four stockholders ("Ex-Stockholders"). Jack E. Golsen guaranteed LSB Chemical's payment obligation under the promissory notes issued as part of such purchase. A substantial portion of the purchase price consisted of an earnout based primarily on the annual after-tax earnings of EDC for a ten-year period. During 1989, two of the Ex-Stockholders received LSB Chemical promissory notes for a portion of their earnout, in lieu of cash, totaling approximately $896,000, payable $496,000 in January 1990, and $400,000 in May 1994. LSB Chemical agreed to a buyout of the balance of the earnout from the four Ex-Stockholders for an aggregate purchase amount of $1,231,000. LSB Chemical purchased for cash the earnout from two of the Ex-Stockholders and issued multi-year promissory notes totaling $676,000 to the other two Ex-Stockholders. The remaining balance of these notes of $400,000 was paid during 2004.

Prime. At October 15, 2001 Prime Financial Corporation ("Prime"), a subsidiary of the Company, had a note with an outstanding principal balance of $1,350,000 (the "Prime Note") owed to SBL Corporation ("SBL"), a corporation wholly owned by the spouse and children of Jack E. Golsen, Chairman of the Board and President of the Company. The Prime Note was issued in connection with a loan from SBL to Prime of funds borrowed by SBL from SBL's lender. In order to obtain the loan from SBL, Prime was required to (a) issue to SBL's lender a limited guaranty of the lender's loan to SBL, and (b) pledge to SBL's lender 1,973,461 shares of the Company's common stock owned by Prime as security for the limited guaranty.

On October 18, 2001 the Company, Prime, and SBL entered into an agreement (the "Agreement") whereby the Company issued to SBL 1,000,000 shares of a newly created series of Series D Convertible Preferred Stock in the Company ("Series D Preferred Stock"). In consideration of the issuance of the Series D Preferred stock, SBL (a) reduced the principal amount of the Prime Note by $1,000,000, (b) caused Prime's limited guaranty to be reduced to an amount not to exceed $350,000, and (c) caused the shares of LSB common stock pledged by Prime to SBL's lender to be reduced by 1,000,000 shares. In February 2003, SBL's lender terminated Prime's limited guaranty and released all shares of LSB common stock pledged by Prime to secure the limited guaranty. The remaining balance of $50,000 under the Prime Note was paid during 2004.

Each share of Series D Preferred Stock issued to SBL has, among other things, .875 votes and the right to vote as a class with the Company's common stock, a liquidation preference of $1.00 per share, cumulative dividends at the rate of 6% per annum, and is convertible into LSB common stock on the basis of four shares of Preferred Stock into one share of common stock. Dividends on the Series D Preferred Stock issued to SBL will be paid only after accrued and unpaid dividends are paid on the Company's Series 2 Preferred. As of the Record Date, there were $180,000 in accrued but unpaid dividends due on the Series D Preferred Stock.

In August 1996, Prime made a loan to John A. Shelley in the principal sum of $50,000, bearing an annual rate of interest of 9%, payable on demand. The loan is evidenced by a demand promissory note and was made as part of his severance package as President when the Company sold Equity Bank. The note was fully reserved by the Company. The Company has never demanded repayment of the principal or any accrued interest under the note. It is the Company's intention to write off the note in 2005 prior to the Annual Meeting.

Jayhawk.  Effective March 25, 2003, the Company completed a private placement to Jayhawk Institutional of 450,000 shares of its common stock and a five year warrant to purchase up to 112,500 share of its common stock at an exercise price of $3.49 per share, subject to anti-dilution adjustments under certain conditions.  The total price paid by Jayhawk Institutional to the Company for the shares of common stock and the warrant was $1,570,500.  Jayhawk has certain registration rights.

Family Relationships. Jack E. Golsen is the father of Barry H. Golsen and the brother-in-law of Robert C. Brown, M.D. Robert C. Brown, M.D. is the uncle of Barry H. Golsen. David M. Shear is the nephew by marriage to Jack E. Golsen and son-in-law of Robert C. Brown, M.D.

EXECUTIVE COMPENSATION

AND OTHER INFORMATION

Executive Compensation. The following table shows the aggregate compensation which the Company and its subsidiaries paid or accrued to the Chief Executive Officer and each of the other four most highly-paid executive officers of the Company (which includes the Vice Chairman of the Board who also serves as President of the Company and its Climate Control Business). The table includes compensation for services rendered during 2004, plus any compensation paid during 2004 for services rendered in a prior year, less any amount relating to those services previously included in the summary compensation table for a prior year.

Summary Compensation Table
Annual Compensation

Name and Position	Year	Salary ($) (1)	Bonus ($) (2)	All Other Compensation ($)

Jack E. Golsen, Chairman of the Board of Directors and Chief Executive Officer	2004 2003 2002	495,762 477,400 477,400	- - -	61,133 23,000 -	(3) (3)

Barry H. Golsen, Vice Chairman of the Board of Directors, President, and President of the Climate Control Business	2004 2003 2002	339,162 326,600 326,600	85,000 85,000 85,000	- - -

David R. Goss, Executive Vice President of Operations	2004 2003 2002	239,366 209,577 190,500	30,000 - 75,000	- - -

Tony M. Shelby, Executive Vice President of Finance and Chief Financial Officer	2004 2003 2002	249,231 214,108 190,500	30,000 - 85,000	- - -

David M. Shear, Senior Vice President and General Counsel	2004 2003 2002	212,885 184,077 165,000	30,000 - 50,000	- - -

(1) The Company pays the executive officers on a bi-weekly basis. For 2004, there were 27 bi-weekly payments compared to 26 in 2003 and 2002.

(2) Bonuses are paid for services rendered in the prior year.

(3) Life insurance premiums paid by the Company under a $3 million split dollar endorsement life insurance policy purchased in 1996 by the Company on the life of Mr. Golsen (the "Split Dollar Policy"). The Split Dollar Policy was replaced in 2005. Mr. Golsen has no obligation to repay the Company any amounts paid by the Company under the Split Dollar Policy. In 2005, the Company purchased and now owns three whole life insurance policies on Mr. Golsen's life, which policies were purchased in connection with the Death Benefit Agreement between the Company and Mr. Golsen.  See "Other Plans" for a description of the Death Benefit Agreement.

Option Grants in 2004. The Company did not grant stock options to any of the named executive officers in the above Summary Compensation table during 2004.

Aggregated Option Exercises in 2004 and Year-End Option Values

The following table sets forth information concerning the number and year-end value of unexercised options held by each of the named executive officers during 2004.

	Shares Acquired on	Value	Number of Securities Underlying Unexercised Options at FY End (1)	Value of Unexercised In-the-Money Options at Fiscal Year End (1) (2)
Name	Exercise	Realized	Exercisable/Unexercisable	Exercisable/Unexercisable

Jack E. Golsen	(3)	$495,163	176,500 / -	$1,182,550 / $ -

Barry H. Golsen	(4)	$559,503	69,000 / 6,000	$439,926 / $ 30,611

David R. Goss	-	-	195,500 / 4,500	$1,046,185 / $ 23,490

Tony M. Shelby	-	-	195,500 / 4,500	$1,046,185 / $ 23,490

David M. Shear	(5)	$82,399	160,044 / 4,500	$869,755 / $ 23,490

(1) The stock options granted under the Company's stock option plans become exercisable 20% after one year from date of grant, an additional 20% after two years, an additional 30% after three years, and the remaining 30% after four years.

(2) The values are based on the difference between (a) the price of the Company's Common Stock on the AMEX at the close of trading on December 31, 2004 of $7.95 per share and (b) the exercise price of the option. The actual value realized by a named executive officer on the exercise of these options depends on the market value of the Company's Common Stock on the date of exercise.

(3) Mr. Jack E. Golsen exercised his right to purchase shares of the Company's common stock under the Company's stock option plans by acquiring 88,500 shares at an aggregate purchase price of $121,688. These 88,500 shares were acquired at an option price per share of $1.375 under the 1998 Stock Option Plan granted to Mr. Golsen on July 8, 1999. As consideration for the acquisition of such shares, Mr. Golsen transferred to the Company 17,458 shares of the Company's common stock owned by him, having a value per share of $6.97 on June 29, 2004, the date of such exercise, for an aggregate fair market value of $121,688.

(4) Mr. Barry H. Golsen exercised his right to purchase shares of the Company's common stock under the Company's stock option plans by acquiring 100,000 shares at an aggregate purchase price of $137,500. These 100,000 shares were acquired at an option price per share of $1.375 under the 1998 Stock Option Plan granted to Mr. Golsen on July 8, 1999. As consideration for the acquisition of such shares, Mr. Golsen transferred to the Company 19,727 shares of the Company's common stock owned by him, having a value per share of $6.97 on June 29, 2004, the date of such exercise, for an aggregate fair market value of $137,500.

(5) Mr. Shear exercised his right to purchase shares of the Company's common stock under the Company's stock option plans by acquiring 14,456 shares at an aggregate purchase price of $18,070. These 14,456 shares were acquired at an option price per share of $1.25 under the 1998 Stock Option Plan granted to Mr. Shear on July 8, 1999. As consideration for the acquisition of such shares, Mr. Shear transferred to the Company 2,600 shares of the Company's common stock owned by him, having a value per share of $6.95 on January 30, 2004, the date of such exercise, for an aggregate fair market value of $18,070.

At December 31, 2005, we currently estimate that there will be approximately 45,000 shares that will not be fully vested under the Company's currently outstanding qualified and non-qualified stock options. The Company currently intends to accelerate the vesting of such options so that, as of December 31, 2005, all outstanding stock options will be fully vested and no cumulative effect of accounting change adjustment will be required on our financial statements when FASB Statement No. 123 (revised 2004) becomes effective for us on January 1, 2006.

Other Plans. The Board of Directors has adopted an LSB Industries, Inc., Employee Savings Plan (the "401(k) Plan") for the employees (including executive officers) of the Company and its subsidiaries, excluding employees covered under union agreements and certain other employees. The 401(k) Plan is funded by employee contributions, and the Company and its subsidiaries make no contributions to the 401(k) Plan (with limited matching exceptions at three subsidiary locations). The amount that an employee may contribute to the 401(k) Plan equals a certain percentage of the employee's compensation, with the percentage based on the employee's income and certain other criteria as required under Section 401(k) of the Internal Revenue Code. The Company or subsidiary deducts the amounts contributed to the 401(k) Plan from the employee's compensation each pay period, in accordance with the employee's instructions, and pays the amount into the 401(k) Plan for the employee's benefit. The salary and bonus set forth in the Summary Compensation Table above includes any amounts contributed during the 2004, 2003, and 2002 fiscal years pursuant to the 401(k) Plan by the named executive officers of the Company.

The Company has a death benefit plan (the "Plan") for certain key employees. Under the Plan, the designated beneficiary of an employee covered by the Plan will receive a monthly benefit for a period of ten years if the employee dies while in the employment of the Company or a wholly-owned subsidiary of the Company. The Plan provides, in addition to being subject to other terms and conditions set forth in the Plan, that the Company may terminate the Plan as to any employee at anytime prior to the employee's death. The Company has purchased life insurance on the life of each employee covered under the Plan to provide, in large part, a source of funds for the Company's obligations under the Plan. The Company also will fund a portion of the benefits by investing the proceeds of such insurance policy received by the Company upon the employee's death. The Company is the owner and sole beneficiary of each of the insurance policies and the proceeds are payable to the Company upon the death of the employee. The following table sets forth the amounts of annual benefits payable to the designated beneficiary or beneficiaries of the executive officers named in the Summary Compensation Table under the current Plan.
Name of Individual	Amount of Annual Payment

Jack E. Golsen		$175,000
Barry H. Golsen		$30,000
David R. Goss		$35,000
Tony M. Shelby		$35,000
David M. Shear	$	N/A

During 1991 the Company entered into a non-qualified arrangement with certain key employees of the Company and its subsidiaries to provide compensation to such individuals in the event that they are employed by the Company or a subsidiary of the Company at age 65 (the "Retirement Plan"). Under the Retirement Plan, the employee is eligible to receive for the life of such employee, upon reaching age 65, a designated benefit as set forth in the Retirement Plan. If prior to attaining the age 65, the employee dies while in the employment of the Company or a subsidiary of the Company, the designated beneficiary of the employee will receive a monthly benefit for a period of ten years. The Retirement Plan provides, in addition to being subject to other terms and conditions set forth in the Retirement Plan, that the Company may terminate the Retirement Plan as to any employee at any time prior to the employee's death. The Company has purchased insurance on the life of each employee covered under the Retirement Plan where the Company is the owner and sole beneficiary of the insurance policy, and the proceeds are payable to the Company to provide a source of funds for the Company's obligations under the Retirement Plan. The Company may also fund a portion of the benefits by investing the proceeds of such insurance policies. Under the terms of the Retirement Plan, if the employee becomes disabled while in the employment of the Company or a wholly-owned subsidiary of the Company, the employee may request the Company to cash-in any life insurance on the life of such employee purchased to fund the Company's obligations under the Retirement Plan. Jack E. Golsen does not participate in the Retirement Plan. The following table sets forth the amounts of annual benefits payable to the executive officers named in the Summary Compensation Table under the Retirement Plan.
Name of Individual	Amount of Annual Payment

Barry H. Golsen	$17,480
David R. Goss	$17,403
Tony M. Shelby	$15,605
David M. Shear	$17,822

On May 12, 2005, the Company entered into a certain death benefit agreement with Jack E. Golsen. This agreement replaces certain existing benefits that were payable to Mr. Golsen under a split dollar insurance policy purchased by the Company on Mr. Golsen's life in 1996 and a second policy purchased in 2002, each of which were replaced in 2005. The new Death Benefit Agreement provides that, upon Mr. Golsen's death, the Company will pay to Mr. Golsen's family or designated beneficiary $2.5 million to be funded from the net proceeds received by the Company under certain new life insurance policies on Mr. Golsen's life that have been purchased and are owned by the Company. The new life insurance policies owned by the Company provide a stated death benefit of $7 million. The Company is obligated to keep in existence no less than $2.5 million of the stated death benefit.

Employment Contracts and Termination of Employment
and Change in Control Arrangements

(a) Termination of Employment and Change in Control Agreements. The Company has entered into severance agreements with each of Jack E. Golsen, Barry H. Golsen, Tony M. Shelby, David R. Goss, David M. Shear.

Each severance agreement provides (among other things) that if, within 24 months after the occurrence of a change in control (as defined) of the Company, the Company terminates the officer's employment other than for cause (as defined), or the officer terminates his employment for good reason (as defined), the Company must pay the officer an amount equal to 2.9 times the officer's base amount (as defined). The phrase "base amount" means the average annual gross compensation paid by the Company to the officer and includable in the officer's gross income during the most recent five year period immediately preceding the change in control. If the officer has been employed by the Company for less than five years, the base amount is calculated with respect to the most recent number of taxable years ending before the change in control that the officer worked for the Company.

The severance agreements provide that a "change in control" means a change in control of the Company of a nature that would require the filing of a Form 8-K with the Securities and Exchange Commission and, in any event, would mean when: (a) any individual, firm, corporation, entity, or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) becomes the beneficial owner, directly or indirectly, of 30% or more of the combined voting power of the Company's outstanding voting securities having the right to vote for the election of directors, except acquisitions by (i) any person, firm, corporation, entity, or group which, as of the date of the severance agreement, has that ownership, or (ii) Jack E. Golsen, his wife; his children and the spouses of his children; his estate; executor or administrator of any estate, guardian or custodian for Jack E. Golsen, his wife, his children, or the spouses of his children, any corporation, trust, partnership, or other entity of which Jack E. Golsen, his wife, children, or the spouses of his children own at least 80% of the outstanding beneficial voting or equity interests, directly or indirectly, either by any one or more of the above-described persons, entities, or estates; and certain affiliates and associates of any of the above-described persons, entities, or estates; (b) individuals who, as of the date of the severance agreement, constitute the Board of Directors of the Company (the "Incumbent Board") and who cease for any reason to constitute a majority of the Board of Directors except that any person becoming a director subsequent to the date of the severance agreement, whose election or nomination for election is approved by a majority of the Incumbent Board (with certain limited exceptions), will constitute a member of the Incumbent Board; or (c) the sale by the Company of all or substantially all of its assets.

Except for the severance agreement with Jack E. Golsen, the termination of an officer's employment with the Company "for cause" means termination because of: (a) the mental or physical disability from performing the officer's duties for a period of 120 consecutive days or one hundred eighty days (even though not consecutive) within a 360 day period; (b) the conviction of a felony; (c) the embezzlement by the officer of Company assets resulting in substantial personal enrichment of the officer at the expense of the Company; or (d) the willful failure (when not mentally or physically disabled) to follow a direct written order from the Company's Board of Directors within the reasonable scope of the officer's duties performed during the 60 day period prior to the change in control. The definition of "Cause" contained in the severance agreement with Jack E. Golsen means termination because of: (a) the conviction of Mr. Golsen of a felony involving moral turpitude after all appeals have been completed; or (b) if due to Mr. Golsen's serious, willful, gross misconduct or willful, gross neglect of his duties has resulted in material damages to the Company and its subsidiaries, taken as a whole, provided that (i) no action or failure to act by Mr. Golsen will constitute a reason for termination if he believed, in good faith, that such action or failure to act was in the Company's or its subsidiaries' best interest, and (ii) failure of Mr. Golsen to perform his duties hereunder due to disability shall not be considered willful, gross misconduct or willful, gross negligence of his duties for any purpose.

The termination of an officer's employment with the Company for "good reason" means termination because of (a) the assignment to the officer of duties inconsistent with the officer's position, authority, duties, or responsibilities during the 60 day period immediately preceding the change in control of the Company or any other action which results in the diminishment of those duties, position, authority, or responsibilities; (b) the relocation of the officer; (c) any purported termination by the Company of the officer's employment with the Company otherwise than as permitted by the severance agreement; or (d) in the event of a change in control of the Company, the failure of the successor or parent company to agree, in form and substance satisfactory to the officer, to assume (as to a successor) or guarantee (as to a parent) the severance agreement as of no change in control had occurred.

Except for the severance agreement with Jack E. Golsen, each severance agreement runs until the earlier of: (a) three years after the date of the severance agreement, or (b) the officer's normal retirement date from the Company; however, beginning on the first anniversary of the severance agreement and on each annual anniversary thereafter, the term of the severance agreement automatically extends for an additional one-year period, unless the Company gives notice otherwise at least 60 days prior to the anniversary date. The severance agreement with Jack E. Golsen is effective for a period of three years from the date of the severance agreement; except that, commencing on the date one year after the date of such severance agreement and on each annual anniversary thereafter, the term of such severance agreement shall be automatically extended so as to terminate three years from such renewal date, unless the Company gives notices otherwise at least one year prior to the renewal date.

(b) Employment Agreement. The Company has an employment agreement with Jack E. Golsen, the Chairman of the Board and Chief Executive Officer of the Company, which requires the Company to employ Mr. Golsen as an executive officer of the Company. The current term of the employment agreement will expire March 21, 2008; however, pursuant to an amendment to the employment agreement approved by the Board of Directors, the term will be automatically renewed for up to three additional three-year periods. The employment agreement may be terminated by either party by written notice at least one year prior to the expiration of the then current term. Under the terms of such employment agreement, Mr. Golsen shall be paid (a) an annual base salary at his 1995 base rate, as adjusted from time to time by the Executive Salary Review Committee, but such shall never be adjusted to an amount less than Mr. Golsen's 1995 base salary, (b) an annual bonus in an amount as determined by the Executive Salary Review Committee, and (c) receive from the Company certain other fringe benefits. The employment agreement was amended to reflect the termination of a split dollar life insurance policy on Mr. Golsen's life and the new Death Benefit Agreement, as described in the Report of the Executive Salary Review Committee.

The employment agreement provides that Mr. Golsen's employment may not be terminated, except (a) upon conviction of a felony involving moral turpitude after all appeals have been exhausted, (b) Mr. Golsen's serious, willful, gross misconduct or willful, gross negligence of duties resulting in material damage to the Company and its subsidiaries, taken as a whole, unless Mr. Golsen believed, in good faith, that such action or failure to act was in the Company's or its subsidiaries' best interest, and (c) Mr. Golsen's death. However, no such termination under (a) or (b) above may occur unless and until the Company has delivered to Mr. Golsen a resolution duly adopted by an affirmative vote of three-fourths of the entire membership of the Board of Directors at a meeting called for such purpose after reasonable notice given to Mr. Golsen finding, in good faith, that Mr. Golsen violated (a) or (b) above.

If Mr. Golsen's employment is terminated in breach of the employment agreement, then he shall, in addition to his other rights and remedies, receive and the Company shall pay to Mr. Golsen (a) in a lump sum cash payment, on the date of termination, a sum equal to the amount of Mr. Golsen's annual base salary at the time of such termination and the amount of the last bonus paid to Mr. Golsen prior to such termination times the number of years remaining under the then current term of the employment agreement and (b) provide to Mr. Golsen all of the fringe benefits that the Company was obligated to provide during his employment under the employment agreement for the remainder of the term of the employment agreement.

If there is a change in control (as defined in the severance agreement between Mr. Golsen and the Company) and within 24 months after such change in control Mr. Golsen is terminated, other than for Cause (as defined in the severance agreement), then in such event, the severance agreement between Mr. Golsen and the Company shall be controlling.

In the event Mr. Golsen becomes disabled and is not able to perform his duties under the employment agreement as a result thereof for a period of 12 consecutive months within any two-year period, the Company shall pay Mr. Golsen his full salary for the remainder of the term of the employment agreement and thereafter 60% of such salary until Mr. Golsen's death.

Compensation Committee Interlocks and Insider Participation. The Company's Executive Salary Review Committee has the authority to set the compensation of all officers of the Company. This Committee generally considers and approves the recommendations of the Chief Executive Officer. The Chief Executive Officer does not make a recommendation regarding his own salary. The members of the Executive Salary Review Committee are the following non-employee directors: Bernard G. Ille and Horace G. Rhodes. Neither Mr. Ille nor Mr. Rhodes is, or ever has been, an officer or employee of the Company or any of its subsidiaries. During 2004, the Executive Salary Review Committee had one meeting.

See "Compensation of Directors" for information concerning compensation paid to each non-employee director of the Company during 2004 for services as a director to the Company.

Report of Executive Salary Review Committee

General. The Executive Salary Review Committee ("Committee") is presently comprised of Bernard G. Ille and Horace G. Rhodes, neither of whom is a current or former employee of the Company. The Committee is responsible for reviewing and approving the compensation paid to executive officers of the Company.

Compensation Policy for Executive Officers. Although the Committee has not established specific quantitative compensation policies for executive officers of the Company, including the Chief Executive Officer, the Committee reviews each executive officer's performance on behalf of the Company during the last preceding year in establishing the executive officer's bonus for such year, if any, and any increase or decreases to such executive officers' compensation for the next year. The guiding principle of the Committee is based on the following objectives: (a) to attract and retain qualified executives in a highly competitive environment who will play significant roles in achieving the Company's goals; (b) to reward executives for strategic management and the long-term enhancement of stockholder value; (c) to create a performance-oriented environment that rewards performance with respect to financial and operational goals of the Company; and, (d) motivate executives to protect the interests of the Company in all situations. The key elements of the Company's executive compensation program have consisted of a base salary, bonus and stock options.

As to the compensation (salary and bonus) paid or payable to executive officers, other than the Chief Executive Officer, the Chief Executive Officer makes a recommendation to the Committee. The Committee considers such recommendations. The Chief Executive Officer's recommendation with respect to base salary and the Committee's approval or disapproval of such recommendation is primarily based on the objectives set forth above. Recommendations by the Chief Executive Officer of bonus compensation and the Committee's decision to approve or disapprove such recommendations is closely tied to the individual's performance and the Company's financial performance.

Jack E. Golsen has been Chief Executive Officer of the Company since its formation in 1969. In March 1996, the Company entered into an employment agreement with Mr. Golsen, which sets Mr. Golsen's salary at his 1995 base rate, as adjusted from time to time by the Committee. In determining any adjustments to Mr. Golsen's compensation, the Committee takes into account the fact that Mr. Golsen continues the strategy of developing the Company through internal growth, acquisitions, redeployment of assets and personnel, the complexity of issues required to be dealt with, and development of international markets. There were no increases in Mr. Golsen's annual salary for 2002, 2003 or 2004.

Since 1996, the Company has owned a $3 million split dollar endorsement life insurance policy on the life of Jack B. Golsen in order to provide a death benefit for Mr. Golsen's family. In 2002, the Company purchased an additional $2 million life insurance policy. The proceeds of those policies were to fund a $2.5 million death benefit to Mr. Golsen's family. In March 2005, the Committee determined that due, in part, to certain ambiguities with, and the implementation of, Sarbanes Oxley Act of 2002, the Company should replace the split dollar policy and the additional policy on Mr. Golsen's life. As a result, the Committee recommended and the Board of Directors approved, the termination of the existing policies and the purchase of three new whole life insurance policies on Mr. Golsen's life, having an aggregate stated death benefit of $7 million. In connection with the purchase of the new policies, the Committee recommended and the Board of Directors approved a Death Benefit Agreement between the Company and Mr. Golsen. The agreement provides for the payment of $2.5 million to Mr. Golsen's family or designated beneficiary upon the Company's receipt of $2.5 million of insurance proceeds under the new policies. The amount payable under the Death Benefit Agreement to Mr. Golsen's family or designated beneficiary is the same amount that would have been payable under the prior two policies.

 Bonuses, if any, are paid to executive officers in arrears for performance during the previous fiscal year. The Committee considers the payment of bonuses to be consistent with the goals set forth above. Bonuses were paid in 2004, 2003 and 2002. See "Executive Compensation." Bonuses have not been determined for 2004 performance.

The Company utilizes the granting of stock options to compensate executive officers of the Company. This practice is founded on the belief that stock options offer executive officers a valuable incentive to achieve increased profitability of the Company in order to enhance stockholder value. There are no specific factors used to determine the number of options granted or to the timing of such grants; however, certain criteria are considered such as length of service, level of responsibility, and the achievement of the Company's earnings objectives. No stock options were granted to the Chief Executive Officer and other executive officers of the Company during 2004.

Members of the Committee:

Horace G. Rhodes, Chairman
Bernard G. Ille

The foregoing report of the Executive Salary Review Committee shall not be considered incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 (collectively, the "Acts"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed to be soliciting material or to be filed under such Acts.

Performance Graph. The following table compares the yearly percentage change in the cumulative total stockholder return of (a) the Company, (b) a composite index ("Peer Group") comprised of a peer group of entities from two distinct industries which represent the Company's two primary lines of business (Climate Control and Chemical), and (c) the American Stock Exchange Market Value Index ("AMEX MVI"). The table set forth below covers the period from year-end 1999 through year-end 2004.

FISCAL YEAR ENDING

                        12/31/1999    12/29/2000    12/31/2001    12/31/2002    12/31/2003    12/31/2004
LSB Industries, Inc.      100.00        173.26        184.92        199.15        453.77        565.43

PEER GROUP                100.00        100.55        106.30        100.69        130.48        173.71

AMEX MVI                  100.00         98.77         94.22         90.46        123.12        140.99

Assumes $100 invested at year-end 1999 in the Company, the Peer Group, and the AMEX MVI, and the investment of dividends, if any.

The Peer Group was developed for the Company by Hemscott Group (formerly CoreData) and is comprised of all companies that have specified Hemscott Group General Index Groups codes, which the Company believes correspond to the Company's primary lines of business. The Peer Group is comprised of (a) climate control companies having a Hemscott Group code 634 (general building materials) and (b) chemical companies having a Hemscott Group codes 112 (agricultural chemicals) and 113 (specialty chemicals), and is provided for comparison to the Company's two primary lines of business, Climate Control and Chemical. The companies which comprise the Peer Group are listed on Exhibit "A" to this Proxy Statement. The Company has been advised that the cumulative total return of each component company in the Peer Group has been weighted according to the respective company's stock market capitalization. The AMEX MVI line is provided because the Company believes that those companies listed in the AMEX most closely resemble the size and composition of the Company. In light of the Company's unique industry diversification and current market capitalization, the Company believes that the Peer Group and AMEX MVI are appropriate for comparison to the Company.

 The above Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 (collectively, the "Acts"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed to be soliciting material or to be filed under such Acts.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of Ernst & Young LLP, Independent Registered Public Accounting Firm ("Ernst & Young"), as the Company's auditors for 2005. Ernst & Young has served as the Company's auditors for more than five years, including the fiscal year most recently completed. If the stockholders do not ratify the appointment of Ernst & Young, the Audit Committee will reconsider the appointment.

In line with past practices, it is expected that one or more representatives of Ernst & Young will attend the Annual Meeting and will be available to respond to appropriate questions or make a statement should they desire to do so.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors knows of no other matters which may come before the Annual Meeting. If any other business properly comes before the meeting, the persons named in the Proxy Card will vote with respect to that matter in accordance with their best judgment.

Pursuant to the By-laws of the Company, only such business shall be conducted at the Annual Meeting as shall have been brought before the meeting (a) by or at the direction of the Board of Directors of the Company, or (b) by any stockholder of the Company who is entitled to vote at the Annual Meeting and who complies with the following notice requirements. No business may be properly brought before the Annual Meeting by a stockholder unless the stockholder gives written notice to the Secretary of the Company of the business to be presented at the Annual Meeting not less than 50 days prior to the date of the Annual Meeting (or in the event that less than 60 days notice, or public disclosure of the date of the Annual Meeting, is given or made to stockholders, written notice by the stockholder must be received by the Secretary of the Company not later than the close of business on the 10th day following the day on which notice of the date of the meeting was mailed or public disclosure was made). The written notice must set forth: (a) a brief description of the business desired to be presented before the Annual Meeting and reasons for conducting such business at the meeting; (b) the name and address, as they appear on the Company's books, of the stockholder proposing such business; (c) the class and number of shares of the Company's voting stock beneficially owned by such stockholder; and (d) any material interest of such stockholder in such business.

A copy of the Company's 2004 Annual Report accompanies this Proxy Statement. Upon written request, the Company will send you, without charge, a copy of its Annual Report on Form 10-K (without exhibits) for the fiscal year ended December 31, 2004, which the Company has filed with the Securities and Exchange Commission ("SEC"). Copies of exhibits to the Form 10-K are available, but a reasonable fee per page will be charged to the requesting stockholder. Stockholders may make requests in writing to Director - Communications Department, c/o LSB Industries, Inc., 16 South Pennsylvania Avenue, Post Office Box 754, Oklahoma City, OK 73101. Documents filed by the Company pursuant to the Exchange Act may be reviewed and obtained through the SEC's EDGAR system, which is publicly available through the SEC's website, http://www.sec.gov.

LSB INDUSTRIES, INC.
BY ORDER OF
THE BOARD OF DIRECTORS

David M. Shear
Secretary

May 27, 2005
Oklahoma City, Oklahoma

Exhibit "A"

AAON INC	HELIX BIOMEDIX	SENSIENT TECHNOLOGIES CP
ACETO CORP	HYDROFLO INC	SHERWIN-WILLIAMS CO
ADA-ES INC	IFT CORP	SIGMA-ALDRICH CORP
ADM TRONICS UNLIMITED	IGENE BIOTECH INC	SOCIEDAD QUIMICA Y MINER
ADSERO CORP	IMPERIAL INDUSTRIES INC	SURMODICS INC
AGRIUM INC	INTERNAT ALUMINUM CORP	SYNGENTA AD FOR NVS
AGRONIX INC	INTERNAT BARRIER TECHNL	SYNTHETECH INC
AMCOL INTERNATIONAL CORP	INTERNAT FLAVORS & FRAG	TAT TECHNOL LTD
AMERICAN SOIL TECH	ISONICS CORPORATION	TECH FLAVORS & FRAGRANCE
AMERICAN STANDARD COS	IWT TESORO CORP	TECUMSEH PRODUCTS CL A
AMERICAN VANGUARD CORP	JILIN CHEMICAL INDUSTRL	TECUMSEH PRODUCTS CL B
AMERON INTERNAT CORP	JOYSTAR INC	TERRA NITROGEN CO L.P.
ANSCOTT INDUSTRIES INC	KFX INC	TREX CO INC
ARMSTRONG HOLDINGS INC	KRONOS WORLWIDE INC	U.S. LIME & MINERALS INC
BALCHEM CORP	LANCER CORP	USG CORP
BRADY CORPORATION CL A	LESCO INC	VALHI INC
BRASKEM SA	LUBRIZOL CORP	VALSPAR CORPORATION,THE
BUNGE LTD	LYONDELL CHEMICAL CO	VERIDIEN CORP
CABOT CORP	MACDERMID INC	VULCAN MATERIALS CO
CABOT MICROELECTRONICS	MACE SECURITY INTERNAT	W.R. GRACE & CO
CALCITECH LTD	MARTIN MARIETTA MATERIAL	WD-40 CO
CAMBREX CORP	MESTEK INC	YORK INTERNAT CORP
CARBO CERAMICS INC	METHANEX CORPORATION
CENTRAL GARDEN&PET CL CM	METWOOD INC
CFC INTERNAT INC CL CM	MONSANTO CO
CGI HOLDING CORP	MOSAIC CO
CIBA SPECIALTY CHEM HLDG	NCI BUILDING SYSTEMS INC
COMPASS MINERALS INTL	NEVADA CHEMICAL INC
CONTINENTAL MATERIALS CP	NEWMARKET CORP (HLDG CO)
CROMPTON CORPORATION	NO FIRE TECH
CRYOPAK INDUSTRIES INC	NORTHERN TECHNOLOGY
CYANOTECH CORPORATION	OCTEL CORP
CYTEC INDUSTRIES INC	OIL-DRI CORP OF AMERICA
DANAHER CORP	OM GROUP INC
DIATECT INTERNATL CORP	OMNOVA SOLUTIONS INC
DREW INDUSTRIES INC	OWENS-CORNING
DYNAMOTIVE ENERGY SYSTMS	PENFORD CORP
EDEN BIOSCIENCE CORP	POLYDEX PHARMACEUTICALS
ELKCORP	PROLONG INTERNAT CORP
FERRO CORP	QUAKER CHEMICAL CORP
FLAMEMASTER CORPORATION	RHODIA ADS
FLEXIBLE SOLUTIONS INTL	RIVAL TECHNOLOGIES INC
GLOBAL ENERGY GROUP INC	RONSON CORP
GRIFFON CORP	RPM INTERNATIONAL INC DE
H.B. FULLER CO	SCOTTS MIRACLE GROW CO

The persons named above will vote the shares of stock represented by this Proxy Card in accordance with the speciﬁcations made in Items 1 and 2. If the undersigned makes no speciﬁcation, the persons named above will vote the shares "FOR" Items 1 and 2.

Please sign exactly as your name appears below, date and return this Proxy Card promptly, using the self-addressed, prepaid envelope enclosed for your convenience. Please correct your address before returning this Proxy Card. Persons signing in a ﬁduciary capacity should indicate that fact and give their full title. If a corporation, please sign in the full corporate name by the president or other authorized ofﬁcer. If a partnership, please sign in the partnership name by an authorized person. If joint tenants, both persons should sign.

                                                                                                                            Date

                                                                                                                            Name of Shareholder (Please Print)

                                                              New Address (Street, City, State)

                                                              Signature and Title

                                                              Signature and Title

                                                              Signature and Title

LSB INDUSTRIES, INC.	PROXY	THIS PROXY IS
16 South Pennsylvania	FOR THE 2005 ANNUAL MEETING	SOLICITED BY THE
Post Ofﬁce Box 754	OF STOCKHOLDERS	BOARD OF DIRECTORS
Oklahoma City, Oklahoma 73101		OF LSB INDUSTRIES, INC.

The undersigned hereby appoints Jack E. Golsen and Tony M. Shelby, and each of them, the undersigned's proxy, with full power of substitution, to attend the annual meeting of the shareholders of LSB Industries, Inc. (the "Company") on Thursday, June 23, 2005, at 11:30 a.m., Central Daylight Time, at the Company's ofﬁces located at 16 South Pennsylvania Avenue, Oklahoma City, Oklahoma 73107, and at any adjournment of that meeting and to vote the undersigned's shares of the Common Stock, Convertible Noncumulative Preferred Stock, 12 % Series B Cumulative Convertible Preferred Stock, and Series D 6% Cumulative Convertible Preferred Stock, all of which vote as single class, as designated below.

(1) Election of Directors

[ ] For All Nominees Listed Below (except as marked to the contrary below)  [ ] Withhold Authority to vote for All Nominees Listed Below (Instruction: To withhold authority for an individual nominee, strike through the nominee's name below.)

Raymond B. Ackerman     Bernard G. Ille     Donald W. Munson   Tony M. Shelby   John A. Shelley

The Board of Directors unanimously recommends a vote "FOR" all nominees.

(2) The ratification of the Audit Committee appointment of independent auditors, Ernst & Young, LLP

[   ] FOR                   [   ] AGAINST                               [   ] ABSTAIN

The Board of Directors unanimously recommends a vote "FOR" this item.

(3) In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.